SECURITIES AND EXCHANGE COMMISSION
                           	Washington, D.C.  20549

                                  	FORM N-8A

                        	NOTIFICATION OF REGISTRATION
                  	FILED PURSUANT TO SECTION 8(a) OF THE
                       	INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:	        KIEWIT INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, 	Zip Code):

  1000 Kiewit Plaza, Omaha, Nebraska  68131-3374


Telephone Number (including area code):	(402) 342-2052

Name and address of agent for service of process:

  Kenneth D. Gaskins, Esquire, 1000 Kiewit Plaza,
  Omaha, Nebraska  68131-3374

Copies to: Joseph V. Del Raso, Esq., Stradley, Ronon, Stevens & Young, LLP
  2600 One Commerce Square, Philadelphia, PA  19103-7098

Check appropriate Box:

Registrant is filing a Registration Statement pursuant
to Section 8(b) of the Investment Company Act of 1940 concurrently
with the filing of Form N-8A:		YES  [X] 	NO  [ ]

                              	SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Omaha, Nebraska on the 20th day of February, 1997.

                                  							KIEWIT INVESTMENT TRUST


Attest: /s/Kenneth D. Gaskins   	        By: /s/Ann C. McCulloch
        Kenneth D. Gaskins		                 Ann C. McCulloch
        Secretary					                       President